Exhibit 99.1

Ahren Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing on or about February 4, 2022

February 1, 2022 – Ahren Acquisition Corp. (Nasdaq: AHRNU) (the “Company”) announced that holders of the units sold in the Company’s initial public offering of 29,999,800 units completed on December 17, 2021, including 2,499,800 units sold in connection with the exercise of the over-allotment option in part (the “Offering”) may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about February 4, 2022. Any units not separated will continue to trade on The Nasdaq Global Market under the symbol “AHRNU”, and each of the Class A ordinary shares and warrants will separately trade on The Nasdaq Global Market under the symbols “AHRN” and “AHRNW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Ahren Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective initial business combination target will initially be focused on high growth, domain leading companies fueled by breakthrough deep technology and/or deep science. The Company believes that it is well positioned to pursue initial business combination opportunities within its four domains of interest: Planet & Efficient Energy; Brain & Artificial Intelligence; Genetics & Platform Technologies; and Space, Robotics & Physics.

The Company’s sponsor is AACS LP, which is an affiliate of Ahren LP (“Ahren”). Ahren is an investment fund that seeks to make transformative investments in companies that have the capacity to penetrate large markets within and among the Company’s four domains of interest and on a global stage. Ahren was founded in 2017 by technology and disruptive healthcare investor and Founding & General Partner Alice Newcombe-Ellis, alongside co-founding Science Partners that have founded companies and/or whose inventions and technologies are today valued in excess of $100 billion combined. Alice Newcombe-Ellis acts as the Company’s Chief Executive Officer.

Registration statements relating to the securities were declared effective on December 14, 2021 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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CONTACT:
Investor Relations, Ahren Acquisition Corp. info@ahrenacq.com